Exhibit 3

EXECUTION COPY
AMENDED AND RESTATED GUARANTY

AMENDED AND RESTATED GUARANTY (the “Guaranty”), dated as of October 24, 2014 by Fintech Investments Ltd., a limited liability company duly organized and existing under the laws of the British Virgin Islands (the “Guarantor”), in favor of Telecom Italia S.p.A., a company duly organized and existing under the laws of Italy with its registered office at Piazza degli Affari, 2, Milan, Italy (“TI”), and Telecom Italia International N.V., a company duly organized and existing under the laws of The Netherlands with its registered office at Strawinskylaan 1627, 1077XX Amsterdam (“TII” and together with TI, the “Sellers”), and is acknowledged by the Purchaser (as defined below).  Capitalized terms used herein and not defined shall have the meanings given to them in the SPA (as defined below).

WHEREAS, the Guarantor and the Sellers have entered into a guaranty dated as of November 13, 2013;

WHEREAS, Fintech Telecom, LLC (together with its successors and permitted assigns, including any Substitute Purchaser designated in accordance with the SPA, the “Purchaser”) and the Sellers are parties to an Amended and Restated Stock Purchase Agreement dated as of October 24, 2014 (the “SPA”);

WHEREAS, as an inducement and condition to the entrance of the Sellers into the SPA, (1) the Purchaser and TI are parties to an amended and restated memorandum of understanding dated as of October 24, 2014 in respect of certain transition services to be made available by the Sellers, a copy of which is attached as Exhibit A hereto (the “Transition Services MOU”), (2) the Los W Parties and the Sellers are parties to an amended and restated memorandum of understanding dated as of October 24, 2014 in respect of the waiver and amendment of drag-along rights under the Shareholders Agreement in connection with the Sales, a copy of which is attached as Exhibit B hereto (the “Drag Waiver MOU”) and (3) the Purchaser and TII are parties to a Note Purchase Agreement dated as of October 24, 2014, a copy of which is attached as Exhibit C hereto (the “Note Purchase Agreement” and, together with the SPA, the Transition Services MOU and the Drag Waiver MOU, the “Transaction Documents”);

WHEREAS, the Sellers’ agreement to enter into the SPA with the Purchaser is conditioned upon and in consideration of, among other things, the execution and delivery by the Guarantor of this Guaranty pursuant to which the Guarantor absolutely, unconditionally and irrevocably guarantees to the Sellers the prompt payment, discharge and performance when due of the obligations that the Purchaser and the Los W Parties (each of the Purchaser and the Los W Parties a “Primary Obligor” and together, the “Primary Obligors”) undertake under any Transaction Document;

WHEREAS, the Purchaser and the Sellers have entered into a Pledge and Security Agreement dated as of November 13, 2013 (the “Existing Pledge and Security Agreement”) and on the Interim Transfer Date, will enter into a new Pledge and Security Agreement (the “New Pledge and Security Agreement”, and together with the Existing Pledge and Security Agreement the “Pledge and Security Agreements”); and

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Guaranty is hereby amended and restated to read in its entirety as follows:

1.           Guaranty.  In connection with each Transaction Document, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Sellers and their Affiliates, and their respective successors and assigns the due and punctual payment, discharge and performance when due of all present and future obligations and liabilities of all kinds of the Primary Obligors to the Sellers or their Affiliates arising out of any Transaction Document and the due and punctual performance of the same, when and as due.

2.           Absolute Guaranty.  The Guarantor agrees that its obligations hereunder shall be unconditional, irrespective of any lack of validity, regularity or enforceability of any Transaction Document or any of the transactions contemplated hereby or thereby, the absence of any action to enforce the same, any waiver or consent by any party with respect to any provisions hereof or thereof, the recovery of any judgment against any Primary Obligor, any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  The Guarantor waives (i) the right to interpose counterclaims or setoffs of any kind and description in any litigation arising under any Transaction Document, (ii) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of any Primary Obligor and (iii) any right to require a proceeding first against any Primary Obligor, protest, notice and all demands whatsoever.  The Guarantor covenants that this Guaranty shall not be discharged except by complete performance of the obligations contained in each Transaction Document.  The Guarantor acknowledges that this Guaranty is a guarantee of payment and not of collection.

3.           Immediate Payment.  The Guarantor agrees to make payment to the Sellers of all payment obligations owing or payable to the Sellers or their Affiliates pursuant to each Transaction Document within five (5) Business Days of receipt of a demand for payment therefor by the Sellers to the Guarantor in writing.

4.           Obligations Absolute.  The obligations of the Guarantor hereunder shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by the Guarantor hereunder which may not be recoverable from the Guarantor on the basis of a guarantee shall be recoverable from the Guarantor as a primary obligor and principal debtor in respect thereof.

5.           Obligations Reinstated.  The obligations of the Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of the Guarantor hereunder is rescinded or reclaimed from the Sellers or their Affiliates upon the insolvency, bankruptcy, liquidation or reorganization of any Primary Obligor or the Guarantor or otherwise, all as though such payment had not been made.  If demand for, or acceleration of the time for, payment by any Primary Obligor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of such Primary Obligor, all such obligations otherwise subject to demand for payment or acceleration shall nonetheless be payable by the Guarantor as provided herein.

6.           Obligations Not Affected.  The Guarantor agrees that its obligations hereunder are absolute and unconditional, and without limiting the generality of the foregoing, shall not be affected or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by the Guarantor or the Sellers or their Affiliates) which, but for this provision, might constitute a whole or partial defense to a claim against the Guarantor hereunder or might operate to release or otherwise exonerate the Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Sellers or their Affiliates or otherwise, including, without limitation, by:

(a)           any limitation of status or power, disability, incapacity or other circumstance relating to any Primary Obligor, the Guarantor or any other person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting any Primary Obligor, the Guarantor or any other person;

(b)           any irregularity, defect, unenforceability or invalidity in respect of any obligation of any Primary Obligor or the Guarantor or any other person under any Transaction Document or any other document or instrument, including but not limited to unenforceability or invalidity due to a finding of lack of consideration;

(c)           any failure of any Primary Obligor or the Guarantor, in each case whether or not without fault on its part, to perform or comply with any of the provisions of any Transaction Document, or to give notice thereof to the Guarantor;

(d)           the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against any Primary Obligor or any other person or their respective assets or the release or discharge of any such right or remedy;

(e)           the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to any Primary Obligor, the Guarantor or any other person;

(f)           any change in the time, manner or place of payment of, or in any other term of, any of the obligations under any Transaction Document, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from any Transaction Document;

(g)           any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Sellers, their Affiliates, any Primary Obligor or the Guarantor;

(h)           any merger or amalgamation of any of the Sellers or their Affiliates, any Primary Obligor, or the Guarantor with any person or persons, or any liquidation or winding up of any Affiliate of any Seller;

(i)           any defense to the performance of this Guaranty which may be available as a consequence of the SPA or any other Transaction Document being rejected or otherwise terminated or modified in any proceeding seeking to adjudicate any Primary Obligor as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement protection, relief or composition of such Primary Obligor, or the debts of any Primary Obligor under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors, whether such rejection, termination or modification is by reason of the SPA or any other Transaction Document being held to be an executory contract or by reason of any other circumstance; or

(j)           any other circumstance (other than by complete, irrevocable payment and performance) that might otherwise constitute a legal or equitable discharge or defense of any Primary Obligor under any Transaction Document or of the Guarantor in respect of this Guaranty.

7.           Representations and Warranties of the Guarantor.  The Guarantor hereby represents and warrants to the Sellers that:

(a)           it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to enter into this Guaranty and to carry out its obligations hereunder.  The Guarantor is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the Guarantor’s ability to perform its obligations under this Guaranty.  The execution and delivery of this Guaranty by the Guarantor and the performance by the Guarantor of its obligations hereunder have been duly authorized by all requisite action on the part of the Guarantor and its stockholders or members, as applicable;

(b)           this Guaranty has been duly executed and delivered by the Guarantor and, assuming due and valid authorization, execution and delivery by the Sellers, this Guaranty constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought;

(c)           the execution, delivery and performance by the Guarantor of this Guaranty does not and will not: (i) violate, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Guarantor, (ii) except for any required filings for the Regulatory Approval and the Antitrust Approval and with the SEC, require the Guarantor to make any filing with, obtain any permit, authorization, consent or approval from, or provide any notification to, any Governmental Entity, (iii) result in a violation or breach of, or, with or without due notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Guarantor is a party or by which the

Guarantor’s shares or properties or assets may be bound, or (iv) violate any Law or Governmental Order applicable to the Guarantor;

(d)           the Guarantor has and will have at all times on or immediately prior to the payment in full of any and all payments required to be made by it hereunder (and payment in full of the payment obligations of the Primary Obligors under (i) the SPA, (ii) the Transition Services MOU and (iii) the Drag Waiver MOU) sufficient cash on hand or other sources of funds immediately available without conditions, to enable the Guarantor to pay and perform its obligations under this Guaranty, including to pay (i) the Minority Purchase Price, (ii) the Sofora Purchase Price, (iii) any amount required to be paid by the Purchaser in respect of the Sofora Debt, (iv) the Purchase Price (as such term is defined in the Note Purchase Agreement), (v) the Additional Collateral, (vi) any amount required to be paid by the Purchaser upon consummation of a Third Party Sale, (vii) the Transition Services Availability Payment (as such term is defined in the Transition Services MOU), (viii) the Waiver and Amendment Fee (as such term is defined in the Drag Waiver MOU) and (ix) the Final Unwind Liquidation Amount, in each case, in full in immediately available funds in US Dollars outside of Argentina on the date on which it is required to be paid, and to pay all related fees and expenses related to the transactions contemplated by the SPA and each other Transaction Document, as applicable.  The Guarantor does not need additional financing in connection with the payment and performance of its obligations under this Guaranty;

(e)           none of the assets of the Guarantor or any Affiliate of the Guarantor has been reported as blocked assets to OFAC, pursuant to the OFAC reporting requirements (31 C.F.R. Section 501.603).  Neither the Guarantor nor any Affiliates of the Guarantor is an OFAC Listed Person or is a department, agency or instrumentality of, or is otherwise controlled by or acting on or behalf of, directly or indirectly, a Blocked Person.  None of the funds with which the Guarantor will pay and perform its obligations under this Guaranty or any other amounts pursuant to the Transaction Documents constitute or will constitute funds obtained from or on behalf of any OFAC Listed Person or any Blocked Person; and

(f)           the Guarantor, in providing this Guaranty, is not relying on any explicit or implicit representations by the Sellers, their Affiliates, the Primary Obligors or any other person or persons, whether oral or in writing.

8.           Covenants.  In addition to its obligations as guarantor hereunder, the Guarantor hereby undertakes and agrees to be bound as primary obligor in respect of the obligations of the Purchaser under Sections 6.01 (Further Action; Governmental Filings), 6.13 (Subsequent Transactions in Shares), 6.15 (Patriot Act Compliance), 6.16 (Confidentiality), 6.18 (Ethical Business Practices), 6.19 (Mandatory Offer), 6.20 (Antitrust Approval) and 6.21 (Third Party Shareholder Claims) of the SPA to the same extent as the Purchaser thereunder and such Sections are hereby incorporated herein by reference on a mutatis mutandis basis, and for purposes of interpreting such Sections as incorporated herein, references to the “Purchaser” shall be deemed to be references to the Guarantor and the words “this Agreement” in such Sections and any section references therein shall be deemed to refer to the SPA and the relevant sections of the SPA.

9.           Waiver.  Without in any way limiting the provisions of Section 1 hereof, the Guarantor hereby waives notice of acceptance hereof, notice of any liability of the Guarantor hereunder, notice or proof of reliance by the Sellers or their Affiliates upon the obligations of the Guarantor hereunder, and diligence, presentment, demand for payment on any Primary Obligor, protest, notice of dishonor or non-payment, or other notice or formalities to any Primary Obligor or the Guarantor of any kind whatsoever.  No failure on the part of the Sellers or their Affiliates to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Sellers or their Affiliates of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder or otherwise.  Each and every right, remedy and power hereby granted to the Sellers or allowed them by Law shall be cumulative and not exclusive of any other, and may be exercised by the Sellers at any time or from time to time.  The Guarantor hereby acknowledges that it will receive direct and indirect benefits from the SPA and each other Transaction Document and that the waivers set forth in this Section 9 will be knowingly made in contemplation of such benefit.

10.           Continuing Guaranty.  This Guaranty is absolute and unconditional and shall remain in full force and effect and be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of, and be enforceable by the Sellers and their respective successors and assigns on behalf of themselves and their Affiliates, until all of the Primary Obligors’ obligations under the SPA and all other Transaction Documents have been indefeasibly paid and satisfied in full.

11.           Material Agreement.  The Guarantor acknowledges that this Guaranty is a material agreement between an Affiliate of the Purchaser and the Sellers and required to be in full force and effect as of (i) the Interim Transfer Date as a condition to the consummation of the Minority Sale pursuant to Section 7.01(a)(iv)(ii) of the SPA and (ii) the Closing Date as a condition to the consummation of the Majority Sale pursuant to Section 7.02(a)(iv)(ii) of the SPA.

12.           Security.  Certain of the obligations of the Guarantor under this Guaranty (as specified in the definitions of “Secured Obligations” in the Pledge and Security Agreements) are secured by a first-priority security interest in the Collateral (as defined in the Existing Pledge and Security Agreement) and shall be secured, pursuant to the New Pledge and Security Agreement, by a first-priority security interest in all right, title and interest in, to and under the Note to be issued by TII pursuant to the Note Purchase Agreement.

13.           Assignment.  The Guarantor may not assign its rights or interests or delegate its obligations hereunder to any other person without the prior written consent of the Sellers; provided, that any such permitted assignment shall not relieve the Guarantor of its obligations hereunder.

14.           Governing Law.  This Guaranty, the legal relations between the Parties and any active or pending action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil, administrative or criminal, in law or in equity, or before any arbitrator or public authority, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Guaranty shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York) applicable to contracts made and performed in such State and without regard to conflicts of law or private international law rules.

15.           Arbitration.  Any dispute, claim or controversy arising from, relating to, or in connection with this Guaranty, including without limitation any question regarding its existence,

validity, termination, or the performance or breach thereof, shall be referred to and finally resolved and settled by arbitration administered by International Chamber of Commerce International Court of Arbitration (the “ICC”), in accordance with ICC Rules of Arbitration in effect at the time of the arbitration, which rules are deemed to be incorporated by reference into this clause except as they may be modified herein or by agreement of the parties hereto. Each party hereto hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration under this Guaranty. The arbitral tribunal shall consist of three arbitrators. Each party hereto shall nominate one arbitrator, the party requesting arbitration concurrently with such request and the other party within fifteen (15) calendar days from receipt of the request for arbitration.  In the event a party fails to nominate an arbitrator or deliver notification of such nomination to the other party and to the ICC within this time period, upon request of either party, such arbitrator shall instead be appointed by the ICC within fifteen (15) calendar days receiving such request in accordance with the Rules of Arbitration.  The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the parties hereto and the ICC in writing of such nomination within fifteen (15) calendar days of their appointment.  If the first two appointed arbitrators fail to nominate a third arbitrator or notify the parties hereto and the ICC of that nomination within this time period, then, upon request of either party, the third arbitrator shall be appointed by the ICC within fifteen (15) calendar days of receiving such request in accordance with the Rules of Arbitration.  The third arbitrator shall serve as Chairman of the arbitral tribunal.  The place of arbitration shall be Paris, France.  The language of the arbitration shall be English.  No arbitrator shall be an employee, officer or director of either party or of their respective affiliates, nor shall any Arbitrator have any interest that would be affected in any material respect by the outcome of the dispute.  The decision of a majority of the arbitrators shall be final and binding on the parties hereto and their respective successors and assigns and the parties hereto waive any form of challenge against it. The arbitral tribunal shall determine the proportions in which the parties hereto shall pay the fees and expenses of the arbitral tribunal. The arbitral tribunal shall not have the authority to award punitive damages.  The parties hereto hereby agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance).  The parties hereto agree that either party may seek conservatory or similar emergency interim relief in aid of arbitration, including but not limited to a temporary restraining order or preliminary injunction or attachment in aid of the arbitration and may do so in any court of competent jurisdiction located in the State of New York at any time prior to the constitution of the panel and the parties hereby consent to the jurisdiction of any such court.  If such emergency or interim relief is sought after the constitution of the arbitration panel, such relief may be sought only before the arbitral tribunal and, after the constitution of the arbitration panel, each party waives any rights they might possess to have those matters litigated in a court or jury trial.  Each party’s agreement to this arbitration is voluntary.

16.           Incorporation by Reference.  Sections 10.02 (Amendment and Modification), 10.03 (Notices), 10.04 (Counterparts), 10.05 (Entire Agreement; No Third Party Beneficiaries), 10.06 (Severability), 10.09 (Extension; Waiver), 10.11 (Headings) and 10.12 (Equitable Relief) of the SPA are hereby incorporated in this Guaranty by reference on a mutatis mutandis basis.  For purposes of interpreting such Sections as incorporated herein, (a) the words “this Agreement” in such Sections shall be deemed to refer to this Guaranty and (b) the address and number of the Guarantor for notices shall be deemed to be the following:

Fintech Investments Ltd.
c/o KENDRIS AG
Steinengraben 5
CH-4051 Basel Switzerland
Telephone No.: 4158 450 5240
Facsimile No.: 4158 450 5270
Attention: Mr. André Spörri

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IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor to the Sellers as of the date first above written.

FINTECH INVESTMENTS LTD.

By:	Diretora Corporate Services S.A., acting as director of FINTECH INVESTMENTSLTD.

By:	/s/ André Spörri
	Name:	André Spörri
	Title:	Director / Secretary

By:	/s/ Nathalie Sutter
	Name:	Nathalie Sutter
	Title:	Executive Vice President

[Signature Page to Amended and Restated Guaranty]

ACKNOWLEDGED AND AGREED:

TELECOM ITALIA S.p.A.

By:	/s/ Andrea Balzarini
	Name:	Andrea Balzarini
	Title:	Authorized Representative

TELECOM ITALIA INTERNATIONAL N.V.

By:	/s/ Francesco S. Lobianco
	Name:	Francesco S. Lobianco
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Guaranty]

ACKNOWLEDGED

FINTECH TELECOM, LLC

By:	Fintech Advisory, Inc.
Its Managing Member

By:	/s/ Erika Mouynes
	Name:	Erika Mouynes
	Title:	Authorized Person

By:	/s/ Julio Rafael Rodriguez, Jr.
	Name:	Julio Rafael Rodriguez, Jr.
	Title:	Authorized Person

[Signature Page to Amended and Restated Guaranty]